Exhibit 3.1

Preferred Stock Designation

TERMS OF SERIES I PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series I Preferred Stock (the “Series I Preferred Stock”) and the number of shares so designated shall be Two Thousand (2,000).

2. Stated Value. The Series I Preferred Stock shall have a stated value of $1,000.00 per share (the “Stated Value”).

3. Fractional Shares. The Series I Preferred Stock may be issued in fractional shares.

4. Voting Rights. The Series I Preferred Stock shall vote on an “as-converted” basis, together with the outstanding shares of Company common stock.

5. Dividends. The Series I Preferred Stock shall be treated pari passu with the Company’s common stock, except that the dividend on each share of Series I Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of the common stock (the “Common Stock”) of the Company multiplied by the Conversion Rate, as that term is defined in Section 7(a).

6. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders (each, a “Holder,” collectively, the “Holders”) of Series I Preferred Stock shall be treated pari passu with the Company’s Common Stock, except that the payment on each share of Series I Preferred Stock shall be an amount equal to One Thousand Dollars ($1,000.00) for each such share of the outstanding Series I Preferred Stock held by such Holder (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock, and, after such payment, the remaining assets of the Company shall be distributed to the holders of the Common Stock.

7. Conversion and Adjustments.

(a) Conversion Price. The Series I Preferred Stock shall be convertible into shares of the Company’s Common Stock, as follows:

Each share of Series I Preferred Stock shall be convertible at any time after one (1) year from issuance into a number of shares of the Company’s common stock that equals 0.01 percent (0.01%) of the number of issued and outstanding shares of the Company’s common stock outstanding on the date of conversion, such that 100 shares of Series I Preferred Stock would convert into one percent (1%) of the number of issued and outstanding shares of the Company’s common stock outstanding on the date of conversion (the “Conversion Rate”). (e.g., 189,073,797 (common outstanding as of 12.12.2024) x (0.0001) = 18,907 (rounded down) x 100 (Shares of Series I Preferred) = 1,890,700 / 189,073,797 = 1%).

(b) No Partial Conversion. A Holder of shares of Series I Preferred Stock shall be required to convert all of such Holder’s shares of Series I Preferred Stock, should any such holder exercise his, her or its rights of conversion.

(c) Adjustment for Merger and Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger (a “Reorganization Event”) involving the Company in which the Company’s common stock (but not the Series I Preferred Stock) is converted into or exchanged for securities, cash or other property, then each share of Series I Preferred Stock shall be deemed to have been converted into shares of the Company’s Common Stock at the Conversion Rate.

(d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Series I Preferred Stock, such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series I Preferred Stock (the “Reserve Shares”); and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series I Preferred Stock, the Company will take such corporate action as is necessary to increase its authorized by unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose. The Holder shall have the right to directly instruct the Company’s transfer agent to explicitly reserve the Reserve Shares from the Company’s authorized shares of Common Stock, solely for satisfying the conversion of the Series I Preferred Stock.

8. Protection Provisions. So long as any shares of Series I Preferred Stock are outstanding, the Company shall not, without first obtaining the unanimous written consent of the holders of Series I Preferred Stock, alter or change the rights, preferences or privileges of the Series I Preferred Stock so as to affect adversely the holders of Series I Preferred Stock.

The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders of the Series I Preferred Stock.

9. Status of Converted Stock. In the event any shares of the Series I Preferred Stock shall be converted pursuant to Section 7 above, the shares so converted shall be cancelled and shall revert to the Company’s authorized but unissued Preferred Stock.

10. Transferability. This Series I Preferred Stock shall be transferable and may be assigned by the Holders, to anyone of their choosing without the Company’s approval subject to applicable securities laws. Each Holder of the Series I Preferred Stock covenants not to engage in any unregistered public distribution of the Series I Preferred Stock when making any assignments.

11. Notices. Any notice required hereby to be given to the Holders of shares of the Series I Preferred Stock shall be deemed given if sent by email or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

12. Miscellaneous.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and publish policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series I Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

13. Waiver. Any of the rights, powers or preferences of the holders of the Series I Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series I Preferred Stock then outstanding.

14. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series I Preferred Stock shall have no other rights, privileges or preferences with respect to the Series I Preferred Stock.